1SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

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SCHEDULE 13G

HOLLYWOOD MEDIA CORP.
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(Name of Issuer)

Common Stock, par value $0.01 per share
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(Title of Class of Securities)

436233100
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(CUSIP Number of Class of Securities)

June 30, 2010
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(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐  RULE 13d-1(b)
☒  RULE 13d-1(c)
☐  RULE 13d-1(d)

CUSIP NO. 436233100	Page 2 of 10

1) Name of Reporting Person
Shannon River Partners, LP

2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) ☒

3) SEC USE ONLY

4) Citizenship or Place of Organization: Delaware

5) Sole Voting Power:
0

NUMBER OF SHARES	6) Shared Voting Power
BENEFICIALLY OWNED BY	565,359 Shares
EACH REPORTING
PERSON WITH
7) Sole Dispositive Power:
0

8) Shared Dispositive Power
565,359 Shares

9) Aggregate Amount Beneficially Owned by Each Reporting Person:
565,359 Shares

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(See Instructions)

11) Percent of Class Represented by Amount in Row (9):
1.81% of Common Stock

12) Type of Reporting Person (See Instructions) PN

CUSIP NO. 436233100	Page 3 of 10

1) Name of Reporting Person
Shannon River Partners II, LP

2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) ☒

3) SEC USE ONLY

4) Citizenship or Place of Organization: Delaware

5) Sole Voting Power:
0

NUMBER OF SHARES	6) Shared Voting Power
BENEFICIALLY OWNED BY	1,666,428 Shares
EACH REPORTING
PERSON WITH
7) Sole Dispositive Power:
0

8) Shared Dispositive Power
1,666,428 Shares

9) Aggregate Amount Beneficially Owned by Each Reporting Person:
1,666,428 Shares

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(See Instructions)

11) Percent of Class Represented by Amount in Row (9):
5.34% of Common Stock

12) Type of Reporting Person (See Instructions) PN

CUSIP NO. 436233100	Page 4 of 10

1) Name of Reporting Person
Doonbeg Fund, LP

2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) ☒

3) SEC USE ONLY

4) Citizenship or Place of Organization: Delaware

5) Sole Voting Power:
0

NUMBER OF SHARES	6) Shared Voting Power
BENEFICIALLY OWNED BY	249,777 Shares
EACH REPORTING
PERSON WITH
7) Sole Dispositive Power:
0

8) Shared Dispositive Power
249,777 Shares

9) Aggregate Amount Beneficially Owned by Each Reporting Person:
249,777 Shares

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(See Instructions)

11) Percent of Class Represented by Amount in Row (9):
0.80% of Common Stock

12) Type of Reporting Person (See Instructions) PN

CUSIP NO. 436233100	Page 5 of 10

1) Name of Reporting Person
Shannon River Partners, LTD

2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) ☒

3) SEC USE ONLY

4) Citizenship or Place of Organization: Cayman Islands

5) Sole Voting Power:
0

NUMBER OF SHARES	6) Shared Voting Power
BENEFICIALLY OWNED BY	642,296 Shares
EACH REPORTING
PERSON WITH
7) Sole Dispositive Power:
0

8) Shared Dispositive Power
642,296 Shares

9) Aggregate Amount Beneficially Owned by Each Reporting Person:
642,296 Shares

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares ☐
(See Instructions)

11) Percent of Class Represented by Amount in Row (9):
2.06% of Common Stock

12) Type of Reporting Person (See Instructions) CO

CUSIP NO. 436233100	Page 6 of 10

1) Name of Reporting Person
Shannon River Fund Management Co LLC

2) Check The Appropriate Box If A Member Of A Group (See Instructions)
(a)
(b) ☒

3) SEC Use Only

4) Citizenship Or Place Of Organization: Delaware

5) Sole Voting Power:
0

6) Shared Voting Power:
NUMBER OF SHARES	3,123,860 Shares (1)
BENEFICIALLY OWNED
BY EACH REPORTING
PERSON WITH
7) Sole Dispositive Power:
0

8) Shared Dispositive Power:
3,123,860 Shares (1)

9) Aggregate Amount Beneficially Owned By Each Reporting Person :
3,123,860 Shares (1)

10) Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares ☐
(See Instructions)

11) Percent of Class Represented by Amount in Row (9):
10.02% of Common Stock

12) Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1) As the managing member of Shannon River Fund Management Co LLC, Spencer Waxman holds an indirect beneficial ownership interest in these shares.  Mr. Waxman disclaims any beneficial ownership of the shares of Common Stock covered by this 13G.

CUSIP NO. 436233100	Page 7 of 10

1) Name of Reporting Person
Shannon River Global Management LLC

2) Check the Appropriate Box if a Member of a Group (See Instructions)
(a)
(b) ☒

3) SEC USE ONLY

4) Citizenship or Place of Organization: Delaware

5) Sole Voting Power:
0

NUMBER OF SHARES	6) Shared Voting Power
BENEFICIALLY OWNED BY	3,123,860 Shares (1)
EACH REPORTING
PERSON WITH
7) Sole Dispositive Power:
0

8) Shared Dispositive Power
3,123,860 Shares (1)

9) Aggregate Amount Beneficially Owned by Each Reporting Person:
3,123,860 Shares (1)

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_|
(See Instructions)

11) Percent of Class Represented by Amount in Row (9):
10.02% of Common Stock

12) Type of Reporting Person (See Instructions) OO (Limited Liability Company)

(1) As the managing member of Shannon River Global Management LLC, Spencer Waxman holds an indirect beneficial ownership interest in these shares.  Mr. Waxman disclaims any beneficial ownership of the shares of Common Stock covered by this 13G.

CUSIP NO. 436233100	Page 8 of 10

The Reporting Persons (as defined below) previously filed a Schedule 13D with respect to this issuer.  This Schedule 13G is filed solely to convert such Schedule 13D into a Schedule 13G.

ITEM 1(a).    Name of Issuer:

Hollywood Media Corp.

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ITEM 1(b).    Address of Issuer's Principal Executive Offices:

2255 Glades Road, Suite 221A
Boca Raton, Florida 33431
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ITEM 2(a).    Names of Persons Filing:

Shannon River Partners, LP (“SRP”)
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Shannon River Partners II, LP (“SRP II”)
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Doonbeg Fund, LP (“DF”)
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Shannon River Partners LTD (“SRP LTD”)
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Shannon River Fund Management Co. LLC ("SRFM")
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Shannon River Global Management LLC ("SRGM")
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SRFM, SRGM, SRP, SRP II, DF and SRP LTD are hereinafter referred to collectively as the “Reporting Persons.”
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ITEM 2(b).    Address of Principal Business Office or, if None, Residence:

Each Reporting Person has a business address of 800 Third Ave, 30th Floor, New York, NY 10022.

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ITEM 2(c).    Citizenship:

SRFM and SRGM are Delaware Limited Liability Companies.
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SRP, SRP II and DF are Delaware Limited Partnerships.

CUSIP NO. 436233100	Page 9 of 10

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SRP LTD is a Cayman Islands Corporation.
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ITEM 2(d).    Title of Class of Securities:

Common Stock, par value $0.01 per share
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ITEM 2(e).    CUSIP Number:

436233100

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ITEM 3.	If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is:

Not applicable.

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ITEM 4.        Ownership:

(a) Amount beneficially owned by all reporting persons:  3,123,860 Shares
(b) Percent of class:  10.02% of Common Stock
(c) Number of shares as to which the reporting persons have:
(i) sole power to vote or to direct the vote:  0
(ii) shared power to vote or to direct the vote:  3,123,860 Shares
(iii) sole power to dispose or to direct the disposition:  0
(iv)  shared power to dispose or to direct the disposition:  3,123,860 Shares

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ITEM 5.  Ownership of five percent or less of a class.

If this statement is being filed to reflect the fact that as of the date hereof the reporting person has ceased to be the owner of more than five percent of the class of securities, check the following:  ☐.

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ITEM 6.  Ownership of more than five percent on behalf of another person.

Not applicable.

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CUSIP NO. 436233100	Page 10 of 10

ITEM 7.  Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

Not applicable.

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ITEM 8.  Identification and classification of members of the group.

Not applicable.

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ITEM 9.  Notice of dissolution of group.

Not applicable.

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ITEM 10.  Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  July 7, 2010

SHANNON RIVER PARTNERS, LP
By: Shannon River Capital Management LLC, General Partner

By: /s/ Spencer Waxman
Spencer Waxman, Managing Member
SHANNON RIVER PARTNERS II, LP
By: Shannon River Capital Management LLC, General Partner

By: /s/ Spencer Waxman
Spencer Waxman, Managing Member
DOONBEG FUND, LP
Doonbeg Capital Management, LLC, General Partner

By: /s/ Spencer Waxman
Spencer Waxman, Managing Member
SHANNON RIVER PARTNERS LTD
By: Shannon River Global Management LLC, Investment Manger

By: /s/ Spencer Waxman
Spencer Waxman, Managing Member

SHANNON RIVER FUND MANAGEMENT CO. LLC
By: /s/ Spencer Waxman
Spencer Waxman, Managing Member

SHANNON RIVER GLOBAL MANAGEMENT LLC
By: /s/ Spencer Waxman
Spencer Waxman, Managing Member